                                                                                                                                                                                                                                                                          Exhibit 99.5

From: Robert L. Chapman, Jr.
Sent: Friday, December 12, 2008 9:20 AM
To: 'tom.costabile@edcllc.com'
Cc: 'Clarke H. Bailey (clarke.bailey@edcih.com)'
Subject: EDCI Holdings (EDCI): EDC: Personnel/Management: COO Costabile: BoD Performance

December 12, 2008

Tom,

Having returned to Los Angeles following the EDCI Board Meeting of 12/09/2008, I feel the need to review your performance at such meeting.  In general, I was disappointed with both your level of participation/contribution to the meeting, and the usefulness of any such minimal contribution.  You are EDC’s Chief Operating Officer, yet your grasp of and control over EDC's operations appears to be lax at best and non-existent (at times) at worst.

At times, I or other Board members asked you questions about operating metrics (e.g., unit volume, revenue or margin levels or changes and the reason(s) therefore), but you did not provide answers.  You instead, often seemingly instinctively, had a tendency to either a) deflect the question/analysis to Michael Klinger (MWK), EDC's CFO despite the fact that you should have been reviewing and analyzing the data with MWK before the Board meeting or b) state that you didn't have the answer "off the top of your head."  This deportment conveys anything but a command of EDC's operations.

In addition, the Industry section of the presentation that you prepared (before CHB's improvement) was inadequate.  Initially, you copied/pasted various graphs and other items from an industry data book.  Only after CHB and I expressed our concerns did you include information regarding worsening retailer (e.g., Best Buy) commitments (floor space) to CD sales, in addition to pricing declines/risks.  Again, this deportment conveys anything but the required command of EDC's operations.

As I sat next to you, as did MWK,  I was able to get a better sense for the possible reason for your apparent lack of command over EDC's operations.  For much of the meeting time that was focused on EDC, again over which you are COO, I witnessed you reading various E-mails and other files rather than engaging the meeting's attendees as EDC's COO.   100% focus on the meeting itself, particularly given the relatively fragile state in which EDC finds itself, should have been an obvious choice for you.   If this lack of focus on EDC transcends just Board meetings (i.e., into your day-to-day habits), it may explain much of your apparent performance deficiencies.

Your unacceptable behavior forces MWK, Richard A. Friedman (RAF), Clarke H. Bailey (CHB) and Matthew K. Behrent (MKB), as well as myself, essentially to make contributions that the Board expects of, and for which it is paying highly to, you.  EDC is paying you near a half a million dollars annualized base compensation to perform properly all the duties of EDC's COO position, rather than rely on others to do your job for you.  Again, it is my strong view that you are not performing your COO duties satisfactorily, and this view appears to be shared by both your boss (CHB) and your peers (MWK, RAF and MKB).

I firmly advise you, as an EDCI Board member and managing member to Chapman Capital L.L.C. with its own Funds' 13% ownership, once again (per other communications from me and CHB), to rectify this situation immediately.

Robert L. Chapman, Jr.
Managing Member
Chapman Capital L.L.C.
--------------------------------
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